Exhibit 10.5

Investment and Collaboration in Public Offering Agreement

Signed and executed on December 29, 2021

BY AND BETWEEN:	Silynxcom Ltd.

Company no. 516454154

19 Yad Haruzim Netanya

(Hereinafter referred to as the “Company”)

ON THE FIRST PART;

AND BETWEEN:	Ofer Amir, ID 59789479.

Shlomi Amsalem, ID 043055482

(Hereinafter, jointly and severally, the “Investors”)

ON THE SECOND PART.

(Each of the Company and Investors will be referred to herein as a “Party”; and together: the “Parties”)

WHEREAS	the Company is a private company dealing in development, manufacturing and distribution of headsets and auxiliary peripheral equipment for communication devices as specified in Section 3.12 herein (the “Activity”); AND

WHEREAS	the Parties would like the Investors to invest in the Company in return to Ordinary Shares of the Company (as defined below) according to the terms and conditions herein; at the same time, the Parties would like to use their best efforts to the extent possible and to act diligently and with full collaboration in order to offer the Company shares to the public under an R&D track or any other track in the Tel Aviv Stock Exchange or according to the Company resolution, another stock exchange - all according to the terms and conditions herein; AND

WHEREAS	the Parties wish to determine and define the scheme of legal relationship among them in the provisions of this agreement below.

NOW THEREFORE, the Parties hereby declare, covenant and agree as follows:

1. Preamble

1.1 The Preamble and Schedules attached to this agreement constitute integral parts thereof. It is hereby clarified that the Schedules will be attached to this agreement no later than 7 days following its execution.

1.2 Dividing this agreement into sections and subsections and the headers herein are meant for convenience only; they have, and will be ascribed, no weight, not even for its interpretation.

1.3 No modification, addendum or reduction from this agreement following its execution will be effective unless made in writing and executed by all Parties.

1.4 Unless indicated otherwise herein, no provisions in this agreement and its Schedules is meant to derogate from any other provision or condition in this agreement, but to supplement it.

1.5 Any provision and/or expression using the singular form shall also mean the plural, and vice versa, any provision and/or expression using the feminine form shall also mean the masculine, and vice versa, and reference to an individual shall also mean a corporation, and vice versa.

2. Purposes of the Agreement

2.1	The purposes of this agreement are to regulate the investment in the Company of the Investors and Additional Investors (as defined below) and the process of Company shares issuance and listing in TASE, among else, to determine the conditions for allotting shares to the Investors subject to making the investment.

2.2	On the earlier of: (a) one moment before completing Capital Raising from the Public (as defined below), or (b) on the Termination Date (as defined below), subject to the provisions of this agreement and based on the Company representations, the Company will allot to the Investors and Additional Investors the Issued Shares (as defined below), clean and free (for the avoidance of doubt, without their allotment entitling any entity to preemptive rights, refusal rights, first offer rights, tag-along rights, drag-along rights, lock-up, anti-dilution protection, or any similar right of any kind whatsoever), fully paid, all in consideration to the investment, as set forth herein.

3. Representations and Warranties of the Company

The Company hereby represents, acknowledges and warrants that as of the execution of this agreement and the earlier of: The Termination Date or Capital Raising from the Public date (mutatis mutandis):

3.1	The Company is a private company as such term is used in the Companies Law, limited in shares, registered in Israel.

3.2	The Company has first- and second-tier subsidiaries (the “Group of Companies”) as set forth in the chart attached hereto as Schedule 3.2, during 2021 the Company has reorganized the Group of Companies structure.

3.3	The Company was duly incorporated and registered by the laws of the State of Israel, its number in the books of the Registrar of Companies is 516454154, it has submitted annual reports to the Registrar of Companies as required and complied with all its duties pursuant to the Companies Law and Regulations. In addition, the Company’s registration is of full effect on the execution of this agreement and the details of its registration with the Registrar of Companies are fully current and true.

3.4	The Company is qualified to conduct its business in its current conduct and to execute this agreement and perform all actions required by it and/or pursuant to it. Attached hereto as Schedule 3.4 are resolutions of the Company board and meeting of shareholders approving this agreement and its performance.

3.5	The execution and performance of this Agreement constitute no breach of the Company Articles of Association (but comply with them), and do not contradict the Company Articles of Association. To the best of the Company’s knowledge it is not in violation of any law or agreement or competent authority, and to the best of the Company’s knowledge the execution and performance of this agreement will not constitute such a violation.

3.6	Company Articles of Association as effective on the execution of this agreement are attached hereto as Schedule 3.6.

3.7	On the execution of this agreement, no legal actions and/or liquidation and/or receivership proceedings are being conducted against the Company and the Company and/or to the best of the Company’s knowledge, any of its shareholders, did not receive warnings on intention to initiate such proceedings and to the best of the Company’s knowledge there is no current cause and currently, no expected cause, to initiate such proceedings. Additionally, the Company is not a party to, and there is no, legal or quasi-legal proceeding conducted with respect to and/or concerning the Company before any court or other tribunal, including arbitration, mediation or compromise and to the best of the Company’s knowledge no investigation is conducted against and/or concerning and/or with respect to the Company by government any body or authority.

3.8	On the execution of this agreement the Company’s authorized share capital is ILS 250,000, composed of 25,000,000 ordinary shares of ILS 0.01 par value each (the “Ordinary Shares”).

3.9	On the execution of this agreement the Company’s issued and outstanding share capital is composed of 16,666,666 Ordinary Shares, held according to the following distribution (the “Current Shareholders”).

Full name	ID	Number of Ordinary Shares	Holdings rate (Approximately)
Ron Joseph Klein	22276901	833,333	5%
Nir Klein	23097926	14,755,000	88.53%
Ron Goldstein	36164192	833,333	5%
Smadar Nir	53537296	245,000	1.47%
Total		16,666,666	100%

3.10	Except as specified in Schedule 3.10, the Company has no undertakings to issue shares and/or securities convertible into shares and/or other rights convertible into shares, and except the issued and outstanding share capital specified in Section 3.9 above the Company did not allot and has no undertaking to allot shares and/or convertible securities and/or convertible rights as noted above to any third party.

3.11	As of the execution of this agreement and until the Termination Date defined below, the Company did not declare and will not declare any dividend (distributed or not), and the Company board has made no resolution to distribute bonus shares and/or dividends.

3.12	The Company operates in manufacturing and distribution of headset systems and peripheral equipment for radios, mostly in the following distribution channels:

(a)	Military

(b)	Police and other security forces

(c)	Industry

3.13	The current assets of the Company subsidiaries (Source of Sound Ltd. and the US-incorporated Silynx) and the shares of such companies are currently pledged with a floating pledge in favor Bank Mizrahi to secure a loan/credit taken by Source of Sound Ltd. from the bank; apart from that the Company has no active pledges or other undertaking to create pledges.

3.14	As of the execution of this agreement the Company has a performance guarantee to the Israel Police for a sum of ILS 3,500.

Except the above, there are no additional guarantees provided to debts and undertakings of third parties and/or any undertaking to provide such guarantee.

3.15	As of the execution of this agreement the Company has liabilities with a total estimated scope of 2 million ILS, except current liabilities in the ordinary course of business. Copy of the Company’s trial balance for September 30, 2021 is attached hereto as Schedule 3.15, describing, in principle, the financial status of the Company, including the list of its debts and liabilities as of the date indicated herein and there was no material change to the Company’s financial status since September 30, 2021 to the execution of this agreement. The Company further represents and warrants that the $250,000 debt to Micha Geiger and Stanley Gold as specified in Sections 3.15 and 3.21 below will be paid from the money the Company receives from the issuance. The agreement with Micha Geiger and Stanley Gold is attached hereto as Schedule 3.15A.

3.16	Except as specified in Section 3.16 the Company did not take or grant loans. The Company will procure that by the Termination Date (as defined below) the Company will have no, or form any, debts and/or liabilities outside the ordinary course of business, and in any case debts and/or liabilities will be resolved and/or repaid prior to the submission of the prospectus draft from the Company’s own sources. However, this subsection will not apply to (1) the debt to Ofakim (Micha Geiger) and Shamrok California (Stanley Gold) as specified in Section 3.15 below; (2) repayment of the Bank Mizrahi loan at a rate of approximately ILS 800K, net (after setting-off a 50K deposit), bearing overall interest of approximately P+1.5% and the last repayment date being April 30, 2025, and (3) deposit and debt repayment of approximately ILS 335K to Nick Klein;

3.17	Except as specified in Schedule 3.17 herein, all know-how and intellectual property including intellectual property assets related to the Company activity are fully owned by the Company and/or Group of Companies and it may freely and fully use them without consideration in its discretion. Except as specified in Schedule 3.17 no third party has any rights and/or arguments with respect to such know-how or intellectual property. As of the execution of this agreement the Company possesses full ownership or lawful right to use all intellectual property rights used or expected to be used by the Company for the Activity (including planned future Activity) and/or in its regard, and the Company is not aware of any intellectual property required for the Activity not fully owned by the Company and/or for which no lawful right of use was granted to the Company.

To the best of the Company’s knowledge there is no action and/or infringement of right of any third party (including related parties and/or Company shareholders) towards such intellectual property rights. Also, to the best of the Company’s knowledge it does not infringe on any intellectual property rights of any third party.

3.18	To the Company’s knowledge, except this agreement and as set forth in Schedule 3.18 attached hereto, the Company is not a party to any material agreement. In this regard, a “material agreement” is an agreement for which prior termination, non-extension or termination may have material effect on the Company, its property, profits or liabilities, or its Activity.

3.19	As of the execution of this agreement the Group of Companies employs 30 employees and/or service providers in Israel and 4 in the US. The main terms of hiring such employees and engagement with service providers are specified in Schedule 3.19 attached hereto, and except to Elihai Cohen, Vice CEO, who is entitled to 1,333,333 options exercisable into Ordinary Shares (the “Vice CEO”) no options/shares or similar remuneration was promised to any employee. In all material sense, the Company complies with all its undertakings towards its employees and the Company has no employer’s liability towards the employee and for which for maintaining employee-employer relations between a company and any person, including former employees of the Company (“Former Employees”), and all employer liability amounts towards and for the employee were fully paid, or the liability for them was manifested in the financial statements for 2020. For the avoidance of doubt, exercising the options by the Vice CEO, in any case, will not dilute the holdings of Investors, Additional Investors and/or the public in the Company capital, but only the Current Shareholders.

3.20	The Company’s audited financial data for 2019 and 2020 and trial balance for December 31, 2021 are specified in Schedule 3.20 herein.

3.21	Except as detailed herein, no agreement was executed and no undertaking was granted by the Company, its shareholders or anyone on their behalf resulting of which the Company will be charged any commission, finder’s fee or initiation fee or any other payment (in cash, securities or otherwise) with respect to the execution and/or performance of this agreement.

3.22	The Company is aware that the Investors enter this agreement, inter alia, based on the representations specified in this Section 3 above and based on the Company warranties detailed herein.

3.23	The Company represents that it has inspected the outcomes of the public offering procedure and that it is in the opinion that this procedure serves its best interest and is the optimal manner to continue developing its business and yield value to its shareholders; therefore it will cooperate, act diligently and do everything possible, subject to the Investors’ undertakings herein, to submit the first prospectus draft until and no later than March 31, 2022 based on the Company statements for 2019, 2020, 2021. Without derogating from and in addition to the above the Company will notify the Israeli Securities Authority of its intention to file a prospectus by December 31, 2021 and act to complete the public offering procedure soon and prior to December 31, 2021 (the “Termination Date”).

3.24	The shares allotted to the Investors for the investment will be Ordinary Shares, and they will be allotted free and clean of any debt, foreclosure, pledge, and/or any other right of third parties.

4. Interim Period

As of the execution of this agreement and until completing the earlier of the Capital Raising from the Public or the Termination Date as defined below and without derogating from the representations and warranties of the Company and Investors specified herein, the following provisions will apply, except if the parties have agreed in writing in advance to act differently and except performing any action expressly allowed under this agreement:

4.1	The Company will conduct in its ordinary course of business. To the extent any move outside the ordinary course of business is made, the Company will update the Investors as soon as possible and in any case, in advance, of any intention to perform such a move;

4.2	No pledges will be created on the Activity assets or other assets of the Company and/or Group of Companies and no undertaking to create such pledges will be formed;

4.3	The Company will update the Investors as soon as possible to the extent there are material adverse changes to the Company representations and/or warranties detailed above or to its ability to meet any of its undertakings;

4.4	The Company will not issue and/or undertake to issue any securities and will not modify its capital structure and/or Articles except as set forth herein;

4.5	Except as specified herein or approved in writing in advance by the Investors, the Company will not perform or undertake to perform transactions in which the officers and/or interested parties and/or controlling shareholders and/or any party directly and/or indirectly related to any of those has personal interest, including change to terms of employment;

4.6	No changes will be made to the rights conferred upon the Company shares;

4.7	The terms of employment of Company officers as of the execution of this agreement and until completing of the Offering will be as indicated in Schedule 4.7 herein. Following completion of the Offering the terms of employment will be as detailed in the prospectus. To the extent the Offering does not complete by the Termination Date the terms prescribed in Schedule 4.7 will continue to apply.

Without derogating from the above, during the interim period the following provisions will apply:

4.8	The Company will update the Investors in writing as soon as possible after it learns of it, to the extent there are material adverse changes to the Company representations and/or warranties detailed above or to its ability to meet any of its undertakings; such notice will not derogate from any other undertaking herein or from any other remedy and/or relief granted to the party receiving such notice according to the provisions of this agreement and/or any applicable law and will not cure any breach of confirmation, representation, declaration or warranty herein.

4.9	The Company will give the Investors access to its properties, books, records and officers so that they may inspect on the Company status and at the Investors’ request, provide any operational, financial or other information concerning the Company, all, with prior coordination.

5. Capital Raising from the Public Expenses

5.1	The Parties intend to act and bring upon a situation in which the Company offers the public to purchase Company shares while listing the Company shares in Tel Aviv Stock Exchange Ltd. (herein above and below, “TASE” and “Capital Raising from the Public” or “Offering”, respectively) in an R&D track and/or any other track. The Parties are aware that as of the execution of this agreement the conditions for listing the Company shares in TASE under the R&D track are, inter alia, those: (1) minimal shareholders’ equity of ILS 8M (following capital raising); (2) minimal holdings of the public as defined by TASE rules will be at a rate of 10%; (3) minimal value of holdings of the public as defined by TASE rules will be at a rate of ILS 16M; (4) distribution of Company shares between a minimum of 35 shareholders; and (5) minimal capital raising from the public at a scope of ILS 16M.

5.2	The Company represents that it has R&D expenses of at least ILS 3M cumulatively over the 3 years preceding the execution of this agreement, 2019 to 2021 inclusive.

5.3	Subject to transfer of the Initial Investment Amount (as defined below) by the Investors on the date set in Section 7 below the Company will notify the Securities Authority by December 31, 2021, of its intention to file a prospectus to the Securities Authority based on financial statements for 2021 (the “Financial Statements”).

5.4	Simultaneously with the investment and later completion of the additional investment the Investors will help the Company to the extent required in filing the prospectus draft to the Israeli Securities Authority based on the Financial Statements and to receive a permit from the Securities Authority to offer the Company shares to the public by December 31, 2022.

5.5	The Investors estimate that the cost of prospectus filing until completing the Capital Raising from the Public will be approximately ILS 700K (the “Estimated Prospectus Filing Cost”). Such cost includes CPA fee (about ILS 80+20K), offering attorney’s fee (approximately ILS 300K), external auditor fee (approximately ILS 220K), evaluators fee (several tens of thousands ILS), PR cost (approximately ILS 30,000), supporting counsel fee (approximately ILS 40K). In this regard it is agreed that bonuses and commissions for the Offering to any service providers and/or those assisting in the Offering process, including without limitation, underwriters or distributors (to be decided following the Offering, if any, with the mutual consent of the Company and Investors), including prior to the Offering process (such as any of the above), if any, will be paid by the Company from amounts raised in the Offering.

5.6	The Investors and/or Additional Investors (as defined below) will transfer to the Company every additional investment required for the Offering costs except the Estimated Prospectus Filing Cost (the “Additional Investment”). The Estimated Prospectus Filing Cost will be transferred to the Company by the filing of the first prospectus draft to the Israeli Securities Authority. It is clarified that the responsibility to transfer such Additional Investment to the Company is in addition to the Investors’ responsibility to transfer the Investment as per Section 7.1 above. It is further agreed that to the extent the actual prospectus filing cost exceeds such ILS 700K, the Investors and/or anyone on their behalf (with respect to anyone on their behalf - with the Company’s prior approval which will not be unreasonably denied for considerations indicated in writing) will provide the Company Additional Investment for such financing. To the extent there are Additional Investors entitled to shares for such supplementary investments these shares will be on account of the shares the Investors are entitled to - that is, only Investors will be diluted following supplementary investments as noted in this Section above.

The Company will execute appropriate Convertible Loan Agreements (as defined below) with each Investor transferring such Additional Investment as agreed by the Parties.

The Additional Investors under this Section will join the Investors and share their rights and promised shares, all as specified herein.

6. Representations of the Investors

6.1	The Investors represent that to the best of their knowledge, engagement in this agreement does not violate the law on their part or the rights of any third party.

6.2	That except the representations included herein they did not receive from the Company and/or anyone on its behalf any representation, warranty or forecast concerning the Company and its business and that in their decision to purchase the securities they did not rely on any other information except the above.

6.3	The Investors represent that they have the professional knowledge to comply with their undertakings herein, that they received data and have inspected the Company, its Activity and business, that they are able to estimate the advantages and risks involved in the transaction and that the Company cooperated with them and provided them with information and documents. The Investors were also provided ample opportunities to ask questions and demand explanations about the Company, its Activity, products and undertakings.

7. The Transaction

7.1	The Investors themselves and through the Additional Investors undertake to invest in the Company a total of ILS 700,000 (the “Investment”).

Out of the total Investment, a sum of ILS 30,000 will be transferred to the Company within 5 business days from the execution of this agreement (the “Initial Investment Amount”) and the balance will be paid simultaneously with the payment demands of the Offering service providers.

It is agreed and clarified that the Investors may cause the Investment balance, except the Initial Investment Amount, with a total of ILS 670,000, or part thereof, to be invested transferred/financed by third parties they bring (to the extent these are third parties - with the Company’s prior approval which would not be unreasonably withheld unless specified in writing) (“Additional Investors”). The Company will execute appropriate Convertible Loan Agreements (as defined below) with each Additional Investor transferring such Investment as agreed by the Parties.

It is agreed that investment agreements executed by each Additional Investor will prescribe:

(a) that in case of an Offering the Additional Investor is entitled to convert his investment amount into Company shares so that the holdings are as set out in Section 7 below; (b) in case the Offering does not realize, but a private funding under the circumstances in Section 7.6 below - with a 30% discount, as per Section 7.6; or (c) according to the provisions of Section 9.3, all subject and according to the provisions of this agreement.

7.2	Subject to completing the Investment and Additional Investment and subject to completing the Capital Raising from the Public the total holdings in the Company’s fully diluted share capital held by the Current Shareholders, Vice CEO, Investors and/or Additional Investors and public investors as part of the Offering will be:

(a)	To the extent the Capital Raising from the Public is ILS 16M together with the Investors’ Investments - the Investors together with the Offering investors (that is, public investors participating in the Capital Raising from the Public), together, soon following the Offering completing, will hold 40% of the Company’s issued and outstanding share capital soon following the Offering. In such an event the Current Shareholders together with the Vice CEO will hold the remaining Company shares, i.e., 60% of the issued and outstanding share capital of the Company soon following the Offering. To illustrate the rate of holdings of Company shares soon after the Offering, see a cap table in Schedule 7.2.1 simulating a scenario of Capital Raising from the Public at a scope of ILS 16M according to Company value of ILS 54M pre-money.

(b)	To the extent the Capital Raising from the Company exceeds ILS 16M (capital raising that is subject to the consent of the Investors and the Company - then, for the part up to ILS 16M, inclusive, the provisions of Section 7.2(a) will apply, and for the surplus dilution for the part of investment exceeding ILS 16M it will be distributed between the Investors, on the first part, and the Company Current Shareholders, including the Vice CEO, on the second part, and Oded Tzuker on the third part, pro rata according to their holdings, with the starting point for the reduction being the holdings rate each of such parties had according to his holdings in the Company had a capital raising of ILS 16M only been achieved (subsection (a) above). To illustrate the rate of holdings of Company shares soon after the Offering in such an event, see a cap table in Schedule 7.2.2 simulating a scenario of Capital Raising from the Public at a scope of ILS 20M according to Company value of ILS 70M pre-money.

7.3	It is agreed that the minimal Company value (pre-money) by which the Company is issued would be ILS 54M. Offering for a lower value will be subject to the consent of the Company and Investors.

7.4	It is agreed and clarified that to the extent capital raising takes place under different conditions with the consent of the parties - the data in the tables Schedule 7.2.1 and 7.2.2 will be adjusted accordingly.

7.5	It is clarified that the calculation schedules in Sections 7.2.1 and 7.2.2 above are meant for convenience and illustration only of the holdings of Company capital under different scenarios, and various sample assumptions were made that are no indication or undertaking to the Company value determined in the Offering and/or Offering structure.

7.6	It is agreed that to the extent the Offering is not executed by the Termination Date, money transferred by the Investors and/or Additional Investors to the Company (whether as Investment, Additional Investment, supplementary funding, interim funding, or otherwise) will remain with the Company and be considered a loan convertible into Ordinary Shares of the Company according to the terms of an agreement executed between the parties (the “Convertible Loan Agreement”). Such loan would be converted into Company shares on the first investment round by which (inclusive) the Company has cumulatively raised an amount of no less than ILS 10M (“Aggregate Investment Amount”) and in which the Company raises funds in consideration to allotment of Company shares for a price reflecting a 30% discount from the price per share paid in the last investment round completing the Aggregate Investment Amount. It is clarified that the above will apply, mutatis mutandis, also in case of any other exit of the Company or its shareholders.

Financing the amounts which the Investors must procure are transferred to the Company according to this agreement (including the Investment) will be by way of capital raising from the Investors and/or Additional Investors or in any other manner (for example, by diluting the shares the Investors are supposed to receive in an Offering).

It is agreed that as of the execution of this agreement until the earlier of completing Capital Raising from the Public and/or Termination Date Mr. Ofer Amir will be an observer in the Company board, Offering coordinator for the Company, and will a right to view the Company bank accounts and books, all, subject to a non-disclosure undertaking attached hereto as Schedule 7.8 executed by Mr. Amir simultaneously with the execution of this agreement.

7.7	Notwithstanding the provisions of Section 7.2(a) above it is agreed that to the extent the Offering is executed and completed each Party hereto (the Investors will be jointly considered one Party for this purpose) transfer to Oded Tzuker ID 059191338 (“Oded Tzuker”) Ordinary Shares held by him in an amount constituting half a percent from the Company’s issued and outstanding share capital immediately prior to the Offering (that is, a total of 1% of the Company’s issued and outstanding share capital). Oded Tzuker will bear the tax results of such transfer.

7.8	Until the completing of the Company shares Offering in TASE, if any, the Company resolutions will be made in the board with a simple majority and the Board chair will have no deciding vote in case of tide.

7.9	The Company may, as part of the Offering, allot up to 8% of the share capital to ESOP (including controlling shareholders employed by the Company) and the terms of employment for entrepreneurs hired by the Company will be guaranteed. Dilution resulting from exercising ESOP will apply to all Company shareholders as they may be following the Offering (Investors, Additional Investors, Current Shareholders, including the Vice CEO, Oded Tzuker and the public (Offering investors), pro-rata.

8. Procedures for Prospectus Publication

8.1	The Company undertakes to allow the Investors and/or anyone on their behalf to conduct business, legal and accounting due diligence of the Company as required.

8.2	The Company undertakes to cooperate in the prospectus drafting process and provide the attorneys and CPAs drafting the prospectus documents all documents required and in the Company’s possession (to the extent new documents must be issued - to do so).

The Company undertakes to fully answer in writing the letter of information demand sent, if any, by the Investors, various consultants, any authority and/or other relevant party in a full and concise, efficient and timely manner. In this regard, the Company undertakes to answer in writing, in full, on information demand letters provided by the professionals leading the Offering in order to complete drafting and updating the Company prospectus, promoting and completing the Offering. The Company is aware that full and speedy answer to an information demand letter and other possible demands is a material condition for meeting the timetable for capital raising specified herein. The Company answers to the information demand letter will be attached as a schedule to the Company representations herein.

8.3	The Company undertakes to provide all information required, currently and in the future, by the Israeli Securities Authority and/or TASE for executing the Capital Raising from the Public, all on the due dates.

9. No Shop, Right for Supplementary Investment

9.1	Until the earlier of completion of Capital Raising from the Public and TASE listing, or alternatively, until the Termination Date the Company undertakes not to negotiate for investment and/or Company merger and/or sale of all or part of its assets, including any part of the subsidiary group, to terminate every such negotiation which started prior to such date and to notify the Investors of every third party or any written or verbal inquiry and/or offer to the Company and/or anyone on its behalf. Such undertaking will also apply to the controlling shareholders.

9.2	It is clarified that the above may not prevent any of the parties hereto from continued operation in their ordinary course of business.

9.3	Where no Offering took place by September 30, 2022, then, notwithstanding the no-shop limitations as per Section 9.1 above, the Company and/or controlling shareholders may accept and advance investment proposals from additional parties and/or engagements on purchase, sale, or any exit activity, etc., provided that they promptly and currently update the Investors on every such proposals and/or negotiation. In any case it is agreed that in case such negotiation is fruitful and another such investment is made and/or exit engagements are made as noted above prior to the Termination Date, the Investors and Additional Investors will be compensated by receiving Company shares of the preferred class issued in such transaction in an amount representing their cash investment (more or less ILS 700,000, according to their actual investment by this agreement) in the Company pro-rata to the investment by this Section (that is, they will be part of the investment round by this Section and receive shares according to is conditions and price per share) and the right to conversion and discount share purchase as per Section 7.6 herein will terminate. Without derogating from the above the Investors will also receive as compensation 12% of the Company’s fully diluted share capital of the preferred class. Notwithstanding the above in this Section the Company will continue its efforts to execute the Offering until December 31, 2022.

9.4	Where, by the Termination Date, no Offering was made the Investors will have the right, subject to the Company’s consent at such time, to make an additional investment in the Company at a total of at least ILS 10M and at most ILS 16M in the aggregate (that is, including prior investments) (the “Supplementary Investment”) according to a Company value of ILS 34M (pre-money) until March 31, 2023. In such an event the previous investments, previous fundings as noted herein and the Supplementary Investment will be converted into Ordinary Shares of the Company according to a Company value of ILS 34M (pre-money) and the provisions of Section 7.6 on conversion will not apply.

10. Taxes and Expenses

Each Party will bear the taxes applicable to it, if and to the extent any taxes apply resulting from performing this agreement.

11. General

11.1	The Parties undertake to act in good faith and mutual collaboration to execute the provisions of this agreement, including, to take every action, sign every document and obtain every approval required for due performance of this agreement.

11.2	This agreement will be subject to the laws of the State of Israel excluding any choice of law rules. The competent courts of Tel Aviv-Yafo alone will have jurisdiction in all matters involved in this agreement or arising therefrom.

11.3	In addition to the provisions herein, all reliefs and remedies granted to the parties under any applicable law will be available to them.

11.4	Unless agreed otherwise between the parties explicitly and in writing, this agreement includes and exhausts all rights and obligations of each Party towards the other, as the matter may be, with respect to or regarding their relationship, their rights and obligations between them and between any of them and the Company in any matter or thing related or concerning the Company. Drafts of this agreement, letters (including electronic mail), verbal or written exchanges made between the Parties or any of their representatives in anything related to or concerning this agreement and the negotiation for its execution will be null and void and may not serve as any evidence including for interpretation of this agreement, and the same is true for deletions in this agreement, if made.

11.5	No modification of this agreement or any of its provisions will be effective unless made in writing and executed by the Parties or the waiving Party. Consent of either Party in a certain instance to deviate from a condition and/or provision of this agreement will not constitute precedent or consent to such deviation in other instances and will not indicate of or project unto to other instances.

11.6	No behavior of any Party will be considered waiver on any of its rights by this agreement and/or by any applicable law, or as waiver or consent of that Party to any breach or default of any condition herein by any Party, or to postpone or extend or to modify, revoke or add any condition unless made explicitly and in writing.

11.7	The Parties hereto have jointly negotiated and drafted this agreement. In the event of unclarity or question on the intention or interpretation of any clause, this agreement would be interpreted as drafted by all Parties, and no deduction will be made, or any duty of proof imposed, in favor or against any Party by reason of any Party drafting any provision of the agreement. Drafts of this agreement will not be retained for its interpretation.

11.8	The Parties will take all additional means (including executing additional documents and issuing any approval) required for the implementation and execution of this agreement according to its language and spirit.

11.9	If it is determined that any provision herein is unenforceable or void for any reason the other provisions of the agreement will remain intact and the Parties will act to implement the agreement according to its language and spirit, including replacing the unenforceable or void provision with an alternative provision with mainly identical results and effect and identical economic outcomes in terms of the Parties hereto.

11.10	Each Party will incur its own expenses with respect to this agreement and performing all its undertakings herein including attorneys’ and consultants’ fees.

11.11	This Agreement will not be inured to the benefit of any third party and accordingly, no third party will have a right of claim pursuant thereto or pursuant to any of its clauses or provisions against any of the Parties thereto.

11.12	Communications sent by the addresses of the Parties listed in the Preamble hereto via registered mail will be considered to have been received by the addressee within 72 hours from its delivery. Where such communication was delivered by hand it would be considered received upon delivery.

11.13	Each Party may change its address for the purpose of this agreement to another address in Israel with a written notice to the other on such address.

11.14	The Investors assume the payment of commission to Mr. Eli Shitrit.

IN WITNESS THEREOF, the Parties signed and executed this agreement:

[Signature]	[signature + stamp: Silynxcom Ltd.]

Ofer Amir	Silynxcom Ltd.

[Signature]	[Signature]

Shlomi Amsalem

Attorney Confirmation

I, Adv. Amit Dat license no. 44760 of 146 Menachem Begin Road, Tel Aviv, certify that I serve as counsel for Silynxcom Ltd., that this agreement was executed by the Company’s authorized signatories in this regard, that such signature on the agreement is binding and entitling the Company with respect to everything therein, that all resolutions required for its signature and execution were duly made by the competent organs of the Company and that the Company directors were duly appointed.

Name: Amit Dat Date: December 29, 2021	Signature and stamp: [signature + stamp: Amit Dat, Adv. / License no. 44760]

Schedule 3.15

Dollars	Shekels	Account Description

	177,000.00	Deposit Nicky Klein - agreement

50,000.00		Credit and debit Nicky Klein deposit - agreement

Schedule 7.2.1

Share Distribution Plan Post Offering

Parameters
Raised	ILS 16,000,000
Current value	ILS 54,000,000
Market value post-money	ILS 70,000,000

*	You may only change the numbers in the rage c5:c6 above (light-blue background)

Additional assumptions
Founders’ shares	16,666,666
Capital raising w/o dilution	ILS 16,000,000

	Group of entrepreneurs
Sub-group	Financial investment	Discount %	Number of shares	% of Company after

Entrepreneurs			16,666,666	60.00%
				1

Ofer group
Sub-group	Financial investment	ILS / $ multiplier	Discount %	Number of shares	% of Company after

SAFE group	700,000	ILS 1.00	25.0%	370,370	1.33%
Ofer				4,391,534	15.81%
Ofer group
				4,761,905

	Cap Table
	Number of shares	% in Company post Offering	Value post Offering	Control

Entrepreneurs	16,666,666	60.00%	42,000,000	60.00%

Public	6,349,206	22.86%	16,000,000	22.86%

SAFE group	370,370	1.33%	933,333	1.33%
Ofer and Shlomi	4,391,534	15.81%	11,066,667	15.81%

Total	27,777,777	100.00%	70,000,000	100.00%

Share value --> ILS 2.52

Assumption: The SAFE and public dilution - all on account of Ofer and Shlomi

Schedule 7.2.2

Share Distribution Plan Post Offering

Parameters
Raised	ILS 20,000,000
Current value	ILS 70,000,000
Market value post-money	ILS 90,000,000

*	You may only change the numbers in the rage c5:c6 above (light-blue background)

Additional assumptions
Founders’ shares	16,666,666
Capital raising w/o dilution	ILS 16,000,000

Ofer group

Sub-group	Financial investment	$ rate	% discount	Number of shares	% of Company post

SAFE group	700,000	ILS 1.00	25.0%	304,942	1.04%
Ofer				5,899,014	>0.06%
Ofer group
				6,203,956

	Group of entrepreneurs
Sub-group	Financial investment	% discount	Number of shares	% of Company post

Entrepreneurs			16,666,666	60.00%

	Cap Table
	Number of shares	% in Company post Offering	Value post Offering	Control

Entrepreneurs	16,666,666	56.68%	51,011,583	56.68%

Public	6,534,463	22.22%	20,000,000	22.22%

SAFE group	304,942	1.04%	933,333	1.04%
Ofer and Shlomi	5,899,014	20.06%	18,055,084	20.06%

Total	29,405,085	100.00%	90,000,000	100.00%

Share value -->> ILS 3.06

% in case of raising over 16,000,000		%
Entrepreneurs	60.00%	74.71%
Ofer and Shlomi	20.31%	25.29%
Total	80.31%	100.00%